UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2022

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ, 85251

(Address of principal executive offices) (Zip Code)

(480) 840-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2022, TM BTR Venture LLC, a Delaware limited liability company (“TM Member”) and a wholly-owned subsidiary of Taylor Morrison Home Corporation (the “Company”), and VP Moondance Holdings LLC, a Delaware limited liability company (“Värde Member”) and an affiliate of Värde Partners, Inc., established a joint venture (the “Venture”) for the purpose of acquiring undeveloped land on which to construct and operate horizontal apartment units (“BTR Projects”) in support of the Company’s Build-to-Rent operations. The terms of the Venture are set forth in that certain Limited Liability Company Agreement of TMVP BTR Venture, LLC dated as of April 26, 2022 (the “LLC Agreement”) entered into between TM Member and Värde Member. The LLC Agreement provides for an aggregate combined commitment of $850,000,000 from TM Member and Värde Member, which commitment will be invested in BTR Projects in tranches of $450,000,000 and $400,000,000, respectively. Committed capital will be funded 60% by Värde Member and 40% by TM Member on a parity basis. The investment period for both tranches may extend out until the four year anniversary of the date when the Venture acquires the first BTR Project. During the investment period, the Venture will be an exclusive vehicle to acquire BTR Projects that meet the Venture’s investment guidelines, which outline geographic markets, minimum target returns, minimum unit counts, available financing and other criteria. For each BTR Project identified by TM Member that meets these investment guidelines, TM Member has agreed to offer Värde Member the opportunity to have the Venture acquire and develop the BTR Project. If Värde Member determines not to pursue or approve such acquisition, TM Member or its affiliates would be permitted to acquire the property outside the Venture. In addition, TM Member will also be required to offer Värde Member the opportunity to have the Venture acquire and develop BTR Projects that meet some (but not all) investment guidelines if such BTR Project is located within 2.5 miles of an existing BTR Project owned by the Venture.

TM Member will serve as managing member of the Venture and will be responsible for day-to-day operations of the Venture and management of its properties, subject to obtaining Värde Member’s approval of major decisions (including, without limitation, acquisition of properties, financing and affiliated transactions). In the event of a material impasse with respect to a BTR Project, the LLC Agreement provides a mechanism pursuant to which such BTR Project may be sold after an 18-month lockout period to any of TM Member, Värde Member or a third-party purchaser.

In addition to TM Member’s role as managing member, after a BTR Project is acquired, an affiliate of the Company will also manage the construction of the BTR Project (each, a “TM Builder”).

In consideration for its management services, TM Member will be entitled to receive carried interest from distributable cash after Värde Member has recouped its invested capital and achieved certain hurdles related to its internal rate of return. Carried interest for each tranche will be calculated separately and the percentage of carried interest will vary depending on the internal rate of return achieved by Värde Member. Each TM Builder will be paid construction management fees in consideration for the construction management services provided by such TM Builder. TM Builder will be responsible for a limited category of cost overruns, but such liability will be capped at a percentage of its construction management fee. Currently, TM Member and Värde Member intend for a third-party unaffiliated property manager to manage the BTR Projects after completion.

Värde Member will have the right to remove and replace TM Member as managing member of the Venture if TM Member breaches certain obligations or certain events occur. Likewise, Värde Member will have the right to cause the Venture to remove and replace TM Builder as construction manager of a BTR Project if TM Builder breaches certain obligations or certain events occur.

The LLC Agreement contains restrictions on a party’s right to transfer its interest in the Venture without the approval of the other party. After the five year anniversary of the date on which the first BTR Project is acquired, either TM Member or Värde Member may elect to force a liquidation of the Venture, in which case the non-triggering member would have the first right to acquire the portfolio of BTR Projects then owned by the Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2022

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
Name:Darrell C. Sherman
Title: Executive Vice President, Chief Legal Officer and Secretary